SCHEDULE 14A
                             (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ]Preliminary proxy statement
[X]Definitive proxy statement
[ ]Definitive additional materials
[ ]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        Smith Corona Corporation
            (Name of Registrant as Specified In Its Charter)

                        Smith Corona Corporation
               (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
   14a-6(j)(2).
[ ]$500 per each party to the controversy pursuant to Exchange
   Act Rule 14A-6(i)(3).
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

(4) Proposed maximum aggregate value of transaction:

[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:


(2) Form, schedule or registration statement no.:


(3) Filing party:


(4) Date filed:






                         _________________________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         _________________________


     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of Smith Corona Corporation (the Company ) will be held at One Landmark Square, Stamford, Connecticut 06901 on
November 15, 1994 at 10:30 a.m., for the following purposes:

     1.  To elect ten (10) directors to serve until the next
Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To consider and act upon a proposal to approve an amendment to the Smith Corona Corporation 1990 Stock Option Plan;

     3. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending
June 30, 1995; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on September 23, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

                           By Order of the Board of Directors,

                           /s/ G. William Sisley

                           G. William Sisley
                           Secretary



October 10, 1994
New Canaan, Connecticut




    WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS
PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON.  IF YOU DO ATTEND THE MEETING, YOU MAY THEN
WITHDRAW YOUR PROXY.



                        SMITH CORONA CORPORATION
                            65 Locust Avenue
                     New Canaan, Connecticut 06840
                             (203) 972-1471
                       ________________________

                            PROXY STATEMENT
                       ________________________

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smith Corona Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at One Landmark Square, Stamford, Connecticut 06901 on November 15, 1994 at 10:30 a.m., and at any postponements or adjournments thereof. This Proxy Statement and the related proxy card are first being mailed to stockholders on or about October 10, 1994.

    Only holders of record of the Company s common stock, par value $.01 per share (the "Common Stock"), as of the close of business on September 23, 1994 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 30,250,000 shares of Common Stock issued and outstanding, each of which is entitled to one vote. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

    All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed below, (2) FOR the approval of an amendment to the Smith Corona Corporation 1990 Stock Option Plan and (3) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company s independent certified public accountants for the fiscal year ending June 30, 1995 ("Fiscal 1995"). It is not anticipated that any matters other than those set forth in the Notice of Annual Meeting dated October 10, 1994 (the "Notice of Meeting") will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Non-Votes"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of Common Stock present in person or by proxy at the Meeting entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the Notice of Meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and Broker Non-Votes will have no effect on the outcome of the vote.

    Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise by (1)delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (2) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

    In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or telegram without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.


                               PROPOSAL 1.

                          ELECTION OF DIRECTORS


Nominees

    The Board of Directors has nominated ten persons for election as directors of the Company at the Meeting, each to serve until the 1995 Annual Meeting of Stockholders of the Company and until his successor shall have been elected and qualified. All of the nominees are currently serving as directors of the Company.

    Each nominee has consented to be named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve for any reason, the shares represented by all properly executed proxies will be voted for such alternate individual as shall be designated by the Board of Directors, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-laws of the Company.

     Under the terms of a Stockholders Agreement with the Company, Hanson Natural Resources Company ("HNR"), an indirect, wholly-owned subsidiary of Hanson PLC ("Hanson"), as assignee under the Stockholders Agreement of HM Holdings, Inc. ("HMH"), has the right to designate up to four nominees for election to the Company s Board of Directors. At the time of execution of the Stockholders Agreement, there were nine members of the Company's Board of Directors. On August 20, 1991, pursuant to the Company's By-laws, the Board of Directors increased that number to ten. HNR has designated David H. Clarke, John G. Raos, George H. Hempstead, III and Craig C. Sergeant for election to the Board. See Certain Transactions--Stockholders Agreement.

    Certain information regarding each nominee is set forth below, including such individual s age and principal occupations, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

G. Lee Thompson

    Mr. Thompson, age 61, was elected as Chairman of the Board of the Company in June 1989 and served as President of the Company from 1986 until July 1, 1990. He has served as Chief Executive Officer of the Company since 1986. From 1984 to 1985, Mr. Thompson was President of SCM/Consumer Products, the division of SCM Corporation ("SCM") that manufactured and sold Smith Corona typewriters and Durkee Famous Foods products. In June 1993, Mr. Thompson was appointed to the Board of Overseers for the School of Business Administration of the University of Connecticut. Mr. Thompson has been a director of the Company since June 1989.

David H. Clarke

     Mr. Clarke, age 53, has served as Deputy Chairman and Chief Executive Officer of Hanson Industries, which manages Hanson s operations in the United States, since March 1992. Mr. Clarke has also served as a director and President of Hanson Industries and Vice Chairman of Hanson since 1978. Mr. Clarke has been a director of Hanson since September 1989 and an Associate Director of Hanson from 1978 to September 1989. Mr. Clarke serves as a director of Marine Harvest International, Inc. and was previously Chairman of the Board of that company. Mr. Clarke has been a director of the Company since June 1989.

Thomas C. DeFazio

    Mr. DeFazio, age 53, has served as Executive Vice President and Chief Financial Officer of the Company since April 1991. Prior to joining the Company, Mr. DeFazio served as an officer of General Instrument Corporation from 1986 to 1990, most recently as Vice President-Finance, Chief Financial Officer and Treasurer. Mr. DeFazio has been a director of the Company since November 1991.

George H. Hempstead, III

    Mr. Hempstead, age 50, has served as Senior Vice President and General Counsel of Hanson Industries since 1994 and as Vice President and General Counsel since 1982. He has served as a director of Hanson Industries since 1986 and as an Associate Director of Hanson since 1990. Mr. Hempstead also served as Vice President and Secretary of the Company from 1985 to August 1989. He serves as a director of Marine Harvest International, Inc. and Beazer Homes USA, Inc. Mr. Hempstead has been a director of the Company since September 1985.

William D. Henderson

    Mr. Henderson, age 48, has served as President and Chief Operating Officer of the Company since July 1990. Prior to joining the Company, Mr. Henderson served as an Executive Officer and Group Vice President of Hanson Industries since 1981. Mr. Henderson previously served as President and Chief Executive Officer of Durkee Famous Foods and as an executive at FMC Corporation. Mr. Henderson has been a director of the Company since November 1990.

John G. Raos

    Mr. Raos, age 45, has served as President and Chief
Operating Officer of Hanson Industries since March 1992, and as a director of Hanson Industries since 1986 and of Hanson since 1989. Mr. Raos served as Senior Vice President of Operations of Hanson Industries from 1987 to 1992. Between 1979 and 1987, Mr. Raos served as Vice President and Chief Financial Officer of Hanson Industries. Mr. Raos also served as a Vice President of the Company from 1985 to August 1989. He serves as a director of Dataflex Corporation and Marine Harvest International, Inc., and he is a Trustee of the American Management Association. Mr. Raos has been a director of the Company since June 1989.

Craig C. Sergeant

    Mr. Sergeant, age 48, has served as Group Vice President of Hanson Industries for various consumer, building and industrial products divisions since 1984. Prior to that time, commencing in 1974, Mr. Sergeant was Vice President and Chief Financial Officer of Seacoast Products, Inc., formerly a subsidiary of Hanson Industries. He has also served as an Associate Director of Hanson since 1990. Mr. Sergeant has been a director of the Company since June 1989.

Robert Van Buren

    Mr. Van Buren, age 69, served as Chairman of the Board and Chief Executive Officer of Midlantic Corporation, a bank holding company, from 1978 until April 1991. Mr. Van Buren serves as a director of Foster Wheeler Corporation. Mr. Van Buren has been a director of the Company since August 1989.

Richard R. West

    Mr. West, age 56, has served as Professor of Finance at the Leonard N. Stern School of Business of New York University since 1984. He also served as the School s Dean from 1984 until 1993. Mr. West previously was the Nathaniel Leverone Professor of Management at Dartmouth s Amos Tuck School of Business Administration, where he also served as Dean for seven years. He also serves as a director of Alexander s, Inc., Vornado, Inc., Bowne & Co., Inc., Re Capital Corporation and various registered investment companies managed by Merrill Lynch Asset Management, Inc. Mr. West has been a director of the Company since August 1989.

Robert J. Kammerer

    Mr. Kammerer, age 57, has been a Partner of Baldwin Associates, Inc., a management consulting firm, since April 1992. From July 1964 through March 1992, Mr. Kammerer was in management at Xerox Corporation, serving as a Corporate Vice President of that company from May 1979 through March 1992. Mr. Kammerer has been a director of the Company since November 1993.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
ALL NOMINEES FOR DIRECTOR.


Meetings and Committees of the Board

    The Board of Directors met ten times during the period from July 1, 1993 to June 30, 1994 ("Fiscal 1994"). During Fiscal 1994, Mr. Clarke attended 70% of the meetings of the Board. All other directors attended at least 75% of Board (and, where applicable, Committee) meetings held in Fiscal 1994.

    The Board has three standing committees, the Audit
Committee, the Compensation and Benefits Committee and the Nominating Committee.

    The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

    The Audit Committee met four times during Fiscal 1994. The Audit Committee is responsible for (i) recommending to the Board of Directors a firm of independent certified public accountants to audit the Company s financial statements for the forthcoming fiscal year; (ii) reviewing the scope and result of audits made by such firm; (iii) reviewing the adequacy of internal accounting and auditing procedures and (iv) directing and supervising special audit inquiries. The Audit Committee is also responsible for approving in advance all agreements between the Company and Hanson or its affiliates. The Audit Committee consists of Messrs. Kammerer, Van Buren and West.

    The Compensation and Benefits Committee met seven times during Fiscal 1994. The Compensation and Benefits Committee is responsible for (i) reviewing and approving matters relating to executive compensation; (ii) reviewing the structure of any long-term management incentive plans and approving grants to officers under such plans; (iii) reviewing and approving all employment and consulting agreements between the Company and any of its officers; and (iv) reviewing the retirement plans in which Company officers participate. The Compensation and Benefits Committee consists of Messrs. Kammerer, Raos, Sergeant and West.

    On August 18, 1993, the Board of Directors created the Nominating Committee. The Nominating Committee met one time during Fiscal 1994. The Nominating Committee is responsible for developing, interviewing and recommending for approval by the Board of Directors nominees to the Board of Directors. The Nominating Committee considers nominees recommended by stockholders, although there is no established procedure therefor. The Nominating Committee, which is comprised of disinterested directors and the Chairman, currently consists of Messrs. Kammerer, Van Buren, West and Thompson.

Compensation of Directors

     Directors who are employees of the Company, Hanson or any affiliate of Hanson do not receive any additional compensation for their services as directors. Other directors are paid an annual fee of $22,000 plus expenses. Committee members who are not employees of the Company, Hanson or any affiliate of Hanson receive an attendance fee of $500 plus expenses for each committee meeting attended.


                           CERTAIN TRANSACTIONS

     On August 3, 1989, the Company completed a registered public offering of 14,750,000 shares of Common Stock in the United States and abroad (the "Offerings"). In connection with the Offerings, Hanson initiated a series of transactions to combine its electronic typewriter, personal word processor and office supplies businesses under a single parent entity, the Company (the "Reorganization"). Prior to the closing of the Offerings, the Company had been an indirect, wholly-owned subsidiary of Hanson, an industrial management company. Pursuant to the Offerings, the Company sold 14,750,000 shares of Common Stock to the public in public offerings registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"). Following the Offerings, Hanson owned 47.9% of the outstanding Common Stock and, pursuant to a Stockholders Agreement, retained the right, subject to certain conditions, to elect four of the Company s directors. See Stockholders Agreement below. Subsequent to the Offerings, all proposed agreements between the Company and Hanson or its affiliates must be approved in advance by the Audit Committee. See Election of Directors--Meetings and Committees of the Board above.

Stockholders Agreement

     The Company and HNR, as assignee of HMH, have entered into a Stockholders Agreement, dated as of June 2, 1989 (the
 Stockholders Agreement ), which provides that, so long as HNR and its affiliates own 38% or more of the outstanding Common Stock, the Company shall nominate at least four designees of HNR for election to the Company s Board of Directors. The Company agreed in the Stockholders Agreement to use its best efforts to cause the Board of Directors to consist of nine members during the term of the Stockholders Agreement, which expires on June 2, 1999. However, HNR consented to the increase of the Company s Board of Directors to ten members, and the Board of Directors authorized such increase on August 20, 1991. The number of HNR designees is subject to reduction as follows: (i) if HNR s share ownership is at least 27% but less than 38%, three designees;
(ii) if HNR s share ownership is at least 16% but less than 27%, two designees; and (iii) if HNR s share ownership is at least 5% but less than 16%, one designee. In the Stockholders Agreement, HNR agreed that immediately after the Reorganization and the Offerings it would cause stockholders equity of the Company to equal $50 million and the ratio of net debt (bank debt and indebtedness to HNR less invested cash and cash equivalents) to equity not to exceed 195%. The Stockholders Agreement also grants HNR the right to require the Company to register under the 1933 Act shares of Common Stock held by HNR and its affiliates and certain members of management on not more than two occasions provided that at least 10% of the outstanding shares of Common Stock are registered pursuant to each such request. It further provides that HNR may require its shares to be registered if it notifies the Company within 30 days of receiving notice that the Company has determined to register its own securities. The Company and HNR have agreed to indemnify each other against certain liabilities incurred in connection with the registration of such shares.

Cross-Indemnification Agreement

    The Company and HMH entered into an Amended and Restated Cross-Indemnification Agreement dated as of June 2, 1989 (the
 Cross-Indemnity Agreement ). In the Cross-Indemnity Agreement, the Company agreed generally to indemnify HMH and Hanson against substantially all liabilities relating to the business of the Company, including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement (as defined below). HMH, in turn, agreed to indemnify the Company against substantially all liabilities relating to the business of Hanson (other than the business of the Company), including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement described below.

Tax Sharing Agreement

    Following Hanson s acquisition of the Company s predecessor, SCM, the Company and its subsidiaries were included as members of the Hanson affiliated group of corporations, which filed a consolidated United States federal income tax return (the "Consolidated Group"). After the Offerings, the Company no longer qualified to be a member of the Consolidated Group for federal income tax purposes. The Company and HMH entered into an Amended and Restated Tax Sharing and Indemnification Agreement dated as of June 2, 1989 (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, HMH generally will indemnify the Company with respect to all income tax liabilities or obligations in respect of all tax periods prior to the closing of the Offerings and for all tax liabilities which arise solely with respect to the Reorganization. Similarly, the Company agreed to indemnify HMH for all income tax liabilities or obligations imposed on the Company attributable to periods beginning on or after the closing of the Offerings and all other tax liabilities and obligations imposed on the Company for all prior and future periods. With respect to income tax liabilities or obligations attributable to periods prior to the date of the closing of the Offerings, but which have been reserved for or accrued for in the ordinary course of business prior to the closing of the Offerings, the Company will indemnify HMH and HMH will be under no obligation to indemnify the Company to the extent so reserved or accrued. The Tax Sharing Agreement also provides that the Company will assign to HMH (i) all refunds of taxes for which HMH indemnifies the Company and (ii) any tax benefits realized by the Company on or after the date on which the Company ceased to be a member of the Consolidated Group as a result of payments by the Company pursuant to the Supplemental Performance Plan (the "SPP") adopted by Hanson and the Company soon after Hanson s acquisition of SCM in 1986. The Tax Sharing Agreement also provides that HMH generally will direct any audit, legal or administrative proceedings concerning any tax matters for which HMH has indemnified the Company or with respect to any refund to which HMH is entitled. To implement the Tax Sharing Agreement, Hanson funded certain tax liabilities which became liabilities of the Company as a result of the Reorganization.

Other Agreements
     Histacount Corporation ("Histacount"), a wholly-owned subsidiary of the Company, leases its operating facility from a Hanson affiliate. The annual lease payments through September 30, 1994 are approximately $75,000, which is substantially below market. The lease has been extended to September 30, 1995 at an annual amount of $75,000, which is substantially below market.


                          EXECUTIVE COMPENSATION

    Set forth below is information concerning the Company s compensation of its chief executive officer and the other four most highly compensated executive officers of the Company.

                                      SUMMARY COMPENSATION TABLE

                   Annual Compensation         Long-Term Compensation
                                               Awards         Payouts

                   Fiscal                     Other Annual    Restricted                          All Other
Name and             Year                          Compen-      Stock       Options/       LTIP   Compen-
Principal          Ending Salary(1) Bonus (1)   sation(2),(3)  Award(s)(4)    SARs(5) Payouts(6)   sation(3)
Position          June 30, ($)       ($)           ($)           ($)            (#)                ($)       ($)
- - --------          ------- --------  --------   -------------   -----------   -------- ---------   ---------
G. Lee Thompson      1994  360,222  257,250          479              0        50,000          0 10,240 (9)
Chairman and         1993  350,016        -          756              0       150,000          0  9,957(10)
Chief Executive      1992  337,764  129,605            -              0        60,000          0      -
Officer

William D.Henderson  1994  283,762  173,700        1,257              0        45,000          0  9,228 (9)
President and Chief  1993  275,712        -       34,876(8)           0        50,000          0  8,670(10)
Operating Officer    1992  269,112   70,701            -              0        25,000          0      -

Thomas C. DeFazio    1994  205,833  126,000        2,075              0        45,000          0  7,923 (9)
Executive Vice       1993  200,000        -        1,541              0        80,000          0  7,484(10)
President and Chief  1992  192,500   63,480            -              0        25,000          0      -
Financial Officer

John R. Noblitt(7)   1994  144,283  161,920(12)        -              0        15,000          0  4,329 (9)
President of SCM     1993  140,200        -            -              0        25,000          0  4,364(10)
Office Supplies,     1992  136,850   79,157            -              0        10,000          0      -
Inc. ("OSI")

Manfred J. Eckhardt  1994  122,000   55,575            -              0         9,000          0  4,015(9)
Vice President,      1993  117,500        -            -              0        25,000          0  4,329(10)
Treasurer and        1992  114,950   27,971            -              0         8,000          0      -
Assistant Secretary

(1)  Amounts shown include compensation deferred under the Company s Retirement Savings and
     Investment Plan ("RSIP").
(2)  None of the executive officers, except for Mr. Henderson during the fiscal year ended 1993
     ("Fiscal 1993"), received perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10 percent of such officer s salary and bonus.

(3)  Other Annual Compensation and All Other Compensation are required to be reported for Fiscal
     1993 and Fiscal 1994 only.

(4)  No restricted stock awards have been made since shortly after the closing of the Offerings.
     At that time, restricted shares were awarded to certain key executives pursuant to the
     Supplemental Performance Plan ("SPP"), which plan thereupon terminated.  Of the five executives named in the Summary Compensation Table only Mr. Thompson was awarded restricted shares under the SPP.  As of the end of Fiscal 1994, Mr. Thompson owned 197,880 restricted shares.

(5)  The Company does not grant Stock Appreciation Rights ("SARs").

(6)  The Company has no long-term incentive plans.

(7)  Following the sale of OSI by the Company on July 5, 1994, Mr. Noblitt ceased to be employed by the Company.

(8)  Amount shown includes $28,601 paid by the Company for Mr. Henderson s club initiation fees.

(9)  Includes matching contributions by the Company under the RSIP for Messrs. Thompson, Henderson,
     DeFazio, Noblitt and Eckhardt of $4,500, $4,704, $4,647, $4,329 and $3,660, respectively.
     Includes term life insurance premium payments by the Company for Messrs. Thompson, Henderson,
     DeFazio, Noblitt and Eckhardt of $5,740, $4,524, $3,276, $0 and $355, respectively.

(10) Includes matching contributions by the Company under the RSIP for Messrs. Thompson, Henderson,
     DeFazio, Noblitt and Eckhardt of $4,497, $4,364, $4,364, $4,364 and $3,993, respectively.
     Includes term life insurance premium payments by the Company for Messrs. Thompson, Henderson,
     DeFazio, Noblitt and Eckhardt of $5,460, $4,306, $3,120, $0 and $336, respectively.

(11) Amounts shown indicate the annual bonus earned by the executive officers under the Company's
     Bonus Plan (as hereinafter defined) in the fiscal years shown.  The Company pays such bonus amounts to the executive officers in the subsequent fiscal year.

(12) Includes $88,320 paid by the Company under the Bonus Plan (as hereinafter defined) and $73,600 paid by the Company under a retention agreement between Mr. Noblitt and the Company relating to the sale of OSI.

The following table sets forth certain specific information regarding options granted to the five executive officers named in the Summary Compensation Table under the Company s 1990 Stock Option Plan, as amended (the "Stock Option Plan").





                                      OPTION GRANTS IN FISCAL 1994

                        Number of
                       Securities
                       Underlying  Percent of Total     Exercise
                         Options    Options Granted      or Base                   Grant Date
                  Granted (1),(2)   to Employees in    Price (3)  Expiration  Present Value(5)
Name                    (#)         Fiscal Year (1)     ($/Sh)     Date (4)          ($)
- - ----------------  ---------------   ----------------   ----------  ----------  -----------------
G. Lee Thompson           50,000                10.1%         5.75    11/15/03           127,500
William D. Henderson      45,000                 9.1%         5.75    11/15/03           114,750
Thomas C. DeFazio         45,000                 9.1%         5.75    11/15/03           114,750
John R. Noblitt           15,000                 3.0%         5.75    11/15/03            38,250
Manfred J. Eckhardt        9,000                 1.8%         5.75    11/15/03            22,950
All Other Employees      330,500(7)             66.9%      Various     Various           843,785
                         494,500(7)            100.0%                                  1,261,985

Number of
Outstanding Shares    30,250,000

Value on 6/30/94
 ($4.625 Per Share) $139,906,250

Value At $7.177 Per
 Share (6)          $217,104,250

(1)  The Company does not grant SARs.

(2)  All options granted in fiscal 1994 to the five executive officers named in the Summary
     Compensation Table were awarded on November 16, 1993 and will vest on the date three years from the date of grant or on November 16, 1996.

(3)  The exercise price is the fair market value of the Company s Common Stock on the date of grant.

(4)  The options granted expire the day before the tenth anniversary of the date of grant.

(5)  The grant date present value, calculated using the Black-Scholes option pricing method, is based on certain assumptions as to interest rates, stock price volatility and future dividend yield.  There is no assurance that these assumptions will prove to be true in the future.  The actual value, if any, that an executive will realize upon exercise of an option will be the excess of the stock price over the exercise price.

(6)  In order for the named executives to realize the value stated in the "Grant Date Present
     Value" column upon the exercise of their options, the price of the Common Stock on the date of exercise must be $7.177 per share. At that price per share, the aggregate value of all outstanding shares (30,250,000 shares) would be $217,104,250.  On June 30, 1994 when the stock price was $4.625 per share, the aggregate value of the same number of outstanding shares was
     $139,906,250.

(7)  Amount shown is net of 34,000 options which the Company granted in Fiscal 1994 but which lapsed due to termination of employment and retirement.

The following table sets forth certain information about outstanding stock options held by the five executive officers named in the Summary Compensation Table pursuant to the Stock Option Plan. No stock options have been exercised under the Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

                                                     Number of Securities    Value of Unexercised
                                                     Underlying Unexercised   In-the-Money
                Shares Acquired                             Options at        Options at Fiscal
                    on Exercise   Value Realized     Fiscal Year-End (1)     Year-End (1)
Name                     (#)             ($)                 (#)                   ($)
                                                   Exercisable  Unexercisable
- - --------------   --------------   --------------   ---------       -------   ------------------
G. Lee Thompson            -               -       40,000(2)       260,000              0
William D. Henderson       -               -      160,000(3)       120,000              0
Thomas C. DeFazio          -               -       40,000(4)       150,000              0
John R. Noblitt            -               -       18,000(5)        50,000              0
Manfred J. Eckhardt        -               -       15,000(6)        42,000              0

(1)  The Company does not grant SARs.

(2)  The options became exercisable on:
     January 22, 1993 at an exercise price of $12.50 per share (20,000). November 13, 1993 at an exercise price of $6.00 per share (20,000).

(3)  The options became exercisable on:
     July 2, 1993 at an exercise price of $5.625 per share (145,000). November 13, 1993 at an exercise price of $6.00 per share (15,000).

(4)  The options became exercisable on:
     April 1, 1994 at an exercise price of $9.25 per share (40,000).

(5)  The options became exercisable on:
     January 22, 1993 at an exercise price of $12.50 per share (9,000). November 13, 1993 at an exercise price of $6.00 per share (9,000).

(6)  The options became exercisable on:
     January 22, 1993 at an exercise price of $12.50 per share (7,500). November 13, 1993 at an exercise price of $6.00 per share (7,500).

     The table below illustrates the estimated annual benefits upon retirement under the Smith Corona Corporation Salaried Employees Retirement Plan (the "Pension Plan") to persons in the specified compensation and years-of-service classifications. Prior to the sale of OSI by the Company, Mr. Noblitt participated in the SCM Office Supplies Salaried Employees Retirement Plan (the "OSI Plan"), a defined benefit plan which is identical to the Pension Plan. See "Summary Compensation Table" above.

PENSION PLAN TABLE

                                                   Years of Service
   Remuneration           15         20       25        30         35
   $125,000            $ 24,700   $ 32,930 $ 41,170  $ 49,400   $ 49,400
   $150,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $175,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $200,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $225,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $250,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $300,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $350,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $400,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $450,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $500,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $600,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650
   $700,000            $ 30,330   $ 40,430 $ 50,540  $ 60,650   $ 60,650

    The amounts set forth in the table above as estimated benefits are computed on a straight life annuity basis and include an offset for a percentage of Social Security benefits. Effective on January 1, 1989, the amount of compensation taken into account under a qualified plan is limited (the "Annual Compensation Limitation") under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to a cost-of-living adjustment announced by the Secretary of the Treasury. The cap on pension earnings has been limited to $150,000 as of January 1, 1994 due to the Omnibus Budget Reconciliation Act of 1993. This limit is reflected in the above chart. The above chart does not, however, reflect any additional benefits payable pursuant to grandfathering as a result of changes in the earnings cap. This Annual Compensation Limitation may reduce future benefit accruals payable to highly compensated individuals under the Pension Plan.

    The total compensation set forth in the Summary Compensation Table above is, in general, compensation covered by the Pension Plan for those respective individuals. As of June 30, 1994, Messrs. Thompson, Henderson, DeFazio and Eckhardt had 11, 4, 4 and 5 years of credited service under the Pension Plan, respectively, for purposes of calculating annual retirement benefits under the Pension Plan. As of June 30, 1994, Mr. Noblitt had 19 years of credited service under the OSI Plan for purposes of calculating annual retirement benefits under that plan.

    Summarized below are estimated accrued benefits under the Pension Plan as of June 30, 1994 for the five executive officers named in the Summary Compensation Table.

    G. Lee Thompson          $ 45,000
    William D. Henderson     $ 12,700
    Thomas C. DeFazio        $  9,800
    John R. Noblitt          $ 49,800
    Manfred J. Eckhardt      $  9,500

    These benefits represent the annual benefit payable at normal retirement age. Unlike the pension plan table, these benefits include the grandfathered portion of the benefit attributable to the prior pay cap. Smith Corona has decided to use the transitional method under the Omnibus Budget Reconciliation Act of 1933 which produces the largest possible benefit under the Pension Plan.


Supplemental Executive Retirement Plan

    Certain executive officers of the Company participate in the Smith Corona Supplemental Executive Retirement Plan (the "SERP") which provides additional retirement benefits in excess of the maximum allowable under plans qualified under the Code. As of November 19, 1992, all executive officers of the Company participated in the SERP. The SERP provides for payment of 100% of participant s retirement benefit upon retirement from the Company at age 62, and permits earlier retirement, with a reduced benefit, in certain cases, but only if approved by the Plan Administrator. The amount of the retirement benefit payable under the SERP at age 62 is equal to the difference between (i) a percentage (based on years of credited service (maximum 30 years) with the Company) of the executive s Average Final Compensation (as defined below), less an offset for the primary Social Security benefit, and (ii) the sum of amounts payable under
the Pension Plan.   Average Final Compensation  is defined as the greater
of the executive s average earnings (excluding Company payments or awards made under the RSIP, SPP or Pension Plan, as such terms are described herein, or the stock option plan of Hanson, and any income from other benefits) (x) in any three highest paid years of the last ten calendar years of employment or (y) during the last 36 months of employment. Executives with at least 5 and less than 10 years of credited service receive 12.5% of Average Final Compensation plus 2.5% for each year over 5 years; those with at least 10 but less than 20 years of credited service receive 25% of Average Final Compensation, plus 1.5% for each year over 10 years; those with at least 20 but less than 30 years, receive 40% of Average Final Compensation, plus 1% for each year over 20 years; and those with 30 years or more receive 50% of Average Final Compensation.

    Notwithstanding the early retirement provisions described in the previous paragraph, if a Change of Control shall occur, any executive with fewer than 5 years of credited service would receive 2.5% of Average Final Compensation for each year of credited service. "Change of Control" is defined as (1) a reorganization, consolidation or merger of the Company with or into another entity, (2) a sale, transfer or lease of substantially all of the Company s property or (3) the acquisition by an entity or group not affiliated with Hanson or the Company, of 20% or more of the outstanding shares of Common Stock of the Company, unless Hanson also owns 20% or more of such shares on and after such acquisition.

     The table below illustrates the estimated annual benefits upon retirement pursuant to the SERP to persons in the specified compensation and years-of-service classifications.


                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

                                           Years of Service
Average Final
Compensation                15          20       25       30        35
$125,000                 $ 12,500    $ 12,500 $  9,380 $  6,250   $  6,250
$150,000                 $ 15,000    $ 15,000 $ 11,250 $  7,500   $  7,500
$175,000                 $ 23,120    $ 25,000 $ 22,500 $ 20,000   $ 20,000
$200,000                 $ 31,250    $ 35,000 $ 33,750 $ 32,500   $ 32,500
$225,000                 $ 39,380    $ 45,000 $ 45,000 $ 45,000   $ 45,000
$250,000                 $ 47,500    $ 55,000 $ 56,250 $ 57,500   $ 57,500
$300,000                 $ 63,750    $ 75,000 $ 78,750 $ 82,500   $ 82,500
$350,000                 $ 80,000    $ 95,000 $101,250 $107,500   $107,500
$400,000                 $ 96,250    $115,000 $123,750 $132,500   $132,500
$450,000                 $112,500    $135,000 $146,250 $157,500   $157,500
$500,000                 $128,750    $155,000 $168,750 $182,500   $182,500
$600,000                 $161,250    $195,000 $213,750 $232,500   $232,500
$700,000                 $193,750    $235,000 $258,750 $282,500   $282,500

     The total compensation set forth in the Summary Compensation Table above is, in general, compensation covered by the SERP. The amounts set forth on the table above are computed on a straight life annuity basis and include offsets for the primary Social Security benefit and for the amount payable under the Pension Plan.

   Under the SERP, the Plan Administrator (as defined in the SERP) may grant up to 5 years age and up to 5 years credited service to a participant. In July of 1990, the Plan Administrator granted Mr. Thompson 3 years adjusted credited service and 3 years adjusted credited age.

    As of June 30, 1994, the five executive officers named in the Summary Compensation Table had the credited age and credited service set forth below:

    Name                        Credited Age       Credited Service
    G. Lee Thompson                64                    14
    William D. Henderson           48                     4
    Thomas C. DeFazio              53                     4
    John R. Noblitt                58                    19
    Manfred J. Eckhardt            66                     5


Supplemental Pension Benefit

    On November 16, 1992, the Compensation and Benefits Committee authorized the Company to enter into agreements with Messrs. Henderson and DeFazio pursuant to which the Company agreed to pay supplemental retirement benefits to these two officers. The Company also agreed on August 30, 1989 to pay supplemental retirement benefits to Mr. Eckhardt. In Mr.
Henderson s case, his supplemental pension benefit will be equal to (a) the amount that would be payable to Mr. Henderson under the Pension Plan based on credited service with Hanson and the Company, minus (b) the amount payable to Mr. Henderson under the Pension Plan based on his credited service at the Company, minus (c) the amount payable to Mr. Henderson under Hanson s pension plan. Mr. DeFazio would receive a supplemental pension benefit equal to (a) the amount that would be payable to Mr. DeFazio under the Pension Plan based on his credited service with SCM and the Company, minus (b) the amount that would be payable to Mr. DeFazio under the Pension Plan based on his credited service at the Company, minus (c) the amount payable to Mr. DeFazio under the SCM Corporation Salaried Retirement Plan. Mr. Eckhardt would receive a supplemental pension benefit equal to (a) the amount that would be payable to Mr. Eckhardt under the Pension Plan based on his credited service with SCM and the Company, minus (b) the amount that would be payable to Mr. Eckhardt under the Pension Plan based on his credited service at the Company, minus (c) the amount payable to Mr. Eckhardt under the SCM Corporation Salaried Retirement Plan.

    John F. Bendik, President and Chief Executive Officer of Histacount, has also been given a supplemental pension benefit similar to those described above. No other officers have received this benefit.

Employment Agreements

    On May 23, 1990, the Company entered into an employment agreement with Mr. Henderson providing that he would serve as President and Chief Operating Officer of the Company from July 1, 1990 through June 30, 1992. This agreement has been extended through June 30, 1995. The agreement provides that Mr. Henderson is to be paid an initial annual base salary of $250,000 and such additional compensation as may be provided under the Company s benefit plans including the SERP, which provides additional retirement benefits in excess of the maximum allowable under plans qualified under the Code. If Mr. Henderson s employment is terminated by the Company for reasons other than cause, or if he terminates his employment for good reason (as defined in the agreement), he will continue to receive his base salary at the rate then in effect for the longer period of (a) the remainder of the term of the agreement or (b) 24 months. This continuation of salary is not applicable if Mr. Henderson obtains employment or enters into any personal service arrangement with a competitor of the Company. If Mr. Henderson s employment is terminated following a Change-in-Control (as defined in the agreement), the continuation of salary would be for a term of 2.9 years.

    On January 23, 1991, the Company entered into an employment agreement with Mr. DeFazio providing that he would serve as Executive Vice President and Chief Financial Officer of the Company from April 1, 1991 through June 30, 1993. This agreement has been extended through June 30, 1995. The agreement provides that Mr. DeFazio is to be paid an initial annual base salary of $185,000 and such additional compensation as may be provided under the Company s benefit plans, including the SERP. If Mr. DeFazio s employment is terminated by the Company for reasons other than cause, he will continue to receive his base salary at the rate then in effect for a period of 24 months. This continuation of salary is not applicable if Mr. DeFazio obtains employment or enters into any personal service arrangement with a competitor of the Company. If Mr. DeFazio s employment is terminated following a Change-in-Control (as defined in the agreement), the continuation of salary would be for a term of 2.9 years.

    On August 30, 1989, the Company entered into an employment agreement with Mr. Eckhardt providing that he would serve as Vice President and Treasurer of the Company. Mr. Eckhardt s employment agreement has no expiration date. The agreement provides that Mr. Eckhardt is to be paid an initial annual base salary of $102,000 and such additional compensation as may be provided under the Company s benefit plans, including the SERP. If Mr. Eckhardt s employment is terminated by the Company for reasons other than cause, he will continue to receive his base salary at the rate then in effect for a period of 12 months.

Severance Agreements

    Messrs. Thompson and Noblitt have entered into severance agreements with the Company. The severance agreements provide for the continued regular payment of an amount equal to the executive s annual rate of base pay in effect on the date of cessation of employment for a period of two years, or, in Mr. Thompson s case, 2.99 years, following the involuntary termination (as defined in the severance agreement) of an executive officer. Mr. Thompson s severance agreement has no expiration date. The severance agreement of Mr. Noblitt was to expire on June 30, 1993; it was amended to extend the expiration date to June 30, 1995. The severance agreements provide for the lump sum payment of all accrued vacation time in the current year, Pension Plan credit only for service attributable to the severance period allotted under the Company s Corporate Policy on Termination Allowance for Company salaried employees generally, continuation of participation in the Company s medical and life insurance programs during the period that the executive officer is receiving severance payments, and outplacement assistance at the Company s expense up to $10,000, or, in Mr. Thompson s case, $25,000. Upon Mr. Noblitt's termination of employment with the Company as a result of the sale of OSI by the Company on July 5, 1994, Mr. Noblitt received severance benefits pursuant to the terms of his severance agreement with the Company.

    Certain other officers and employees of the Company have entered into similar severance agreements with terms of either one or two years. The Company believes that these agreements are immaterial in both amount and significance.

Compensation Committee Interlocks and Insider Participation

    During the period from July 1, 1991 to June 30, 1992 ("Fiscal 1992"), the Company retained Hartland & Co. to provide certain pension consulting services. Francis Lucier, who, until November 1993, was both a director of the Company and a member of the Company's Compensation and Benefits Committee, is the Chairman of the Board and 20% stockholder of Hartland & Co. Hartland & Co. receives a fee for its services equal to (a) .10% on the first $50 million of pension plan assets and (b) .05% on pension plan assets in excess of $50 million. Fees paid to Hartland & Co. by the Company equaled approximately $28,875 in Fiscal 1994.


               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors of the Company is comprised of directors who are not and have not been employees of the Company. The Committee is responsible for reviewing and approving all matters related to executive compensation and reviewing the structure of long-term incentive plans and approving grants to executives under such plans.

    The Company adheres to a policy of blending several components of executive compensation in order to attract and retain top employees, reward its executives for performance that results in profits to the Company, and motivate management to continue to optimize value for the Company s shareholders. The three aspects of each executive s compensation are:

     -  base salary,
     - short-term incentive compensation based on the Company s annual performance, and
     -  stock option grants to reward successful long-range planning.

     Base Salary. In 1993, the Company engaged a consultant to perform a study of its executive officers base salaries as compared with those of other durable manufacturing companies. The study revealed that the Company s executive officers salaries ranged from 19% below average market value to 15% above. Based on the findings of this study, as well as ongoing research performed by the Company, the Company believes that the base salaries paid to its executives compare favorably overall with those paid to executives of similar companies.

     Increases in base salary are considered annually and reflect the Company s profitability and return on capital employed, the individual executive s salary level as compared with those of similar executives of the Company s competitors, and the individual executive s level of responsibility and performance. Executive performance is measured using a management by objectives system. Salary increases for executives other than the Chief Executive Officer are recommended to the Committee by the Chief Executive Officer.

    Short-Term Incentive Compensation. The Company maintains a short-term incentive compensation plan ("Bonus Plan"), pursuant to which management establishes graduated performance targets for the Company and its two major subsidiaries. At each level of performance target reached, a portion of the bonus amount is paid to top management pursuant to a schedule of payments established at the beginning of the fiscal year. Typically, payments under the Bonus Plan are tied to levels of operating income generated and return on capital employed by the Company and its two major subsidiaries during the fiscal year. In Fiscal 1994, the payments under the Bonus Plan to certain employees were also tied to other factors, including gross margin, inventory control, research and development costs and manufacturing performance. Performance levels are established in coordination with the Company s operating plan for the fiscal year.

    All of the named executives, including Mr. Thompson, participate in the Bonus Plan. Payments have been made during Fiscal 1995 under the Bonus Plan with respect to Fiscal 1994.

     Stock Option Grants. In order to encourage executives to make decisions for the Company based on long-range planning, and to stress the importance of maximizing shareholder returns through strong performance, the Company instituted the Stock Option Plan in 1990. The Company has made a number of option grants to date under the Stock Option Plan. See
 Executive Compensation--Option Grants in Fiscal 1994 above. Option grants are made by the Company based upon each recipient s performance, impact on profitability, level of responsibility and salary level. The exercise price of any option granted under the Stock Option Plan may not be less than the fair market value of the Company s stock on the date of grant. Options may not be exercised until at least three years after they were granted, thereby creating a personal incentive for executives to maximize shareholder gains over the long-term.

Compensation of the Chief Executive Officer

    Mr. Thompson s compensation, like that of the other executive officers of the Company, is comprised of base salary, bonus, and stock options. The Committee s policy with respect to determining Mr. Thompson s base salary is determined using the same criteria used for determining the base salary of other executives of the Company. Mr. Thompson s base salary was increased in Fiscal 1994. The criteria for bonus payments made and stock options granted to Mr. Thompson are the same as those described above for other executives. Mr. Thompson received a payment with respect to the Bonus Plan for Fiscal 1994 in Fiscal 1995.

                                            Richard R. West, Chairman
                                            John G. Raos
                                            Craig C. Sergeant
                                            Robert J. Kammerer


COMPANY PERFORMANCE

     The chart below compares the Company s Common Stock performance with the performance of the Standard & Poor s 500 Composite Stock Price Index ("S&P 500 Index") and a Peer Group Index by valuing the changes in common stock prices from July 28, 1989 plus reinvested dividends and distributions. The Securities and Exchange Commission requires that a company create a peer group index with which to compare its own stock performance (if a published peer group index does not exist) by selecting a grouping of companies that includes companies whose lines of business are similar to its own. Because the Company is the only U.S. manufacturer of portable electronic typewriters and personal word processors whose stock is publicly traded, no grouping of companies could closely mirror the Company s business. A Peer Group was, however, created for comparison purposes by selecting several companies which had similar sales levels and market capitalization. Those companies selected (A.T. Cross, General Binding, NU-Kote Holdings, Royal Appliance, Toro Co., and Zenith Electronics) are manufacturers and sellers of consumer durable products with like channels of distribution and compete for the same discretionary consumer dollars. Some of the peer group companies were selected to parallel the Company s office supply business which makes up 6.3% of the Company s net sales. The chart assumes $100 was invested on July 28, 1989 in each of the Company s Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a quarterly basis and market capitalization weighting.

                              PERFORMANCE GRAPH
                    COMPARISON OF CUMULATIVE TOTAL RETURNS

DESCRIPTION OF GRAPH: The graph is a line graph plotting the yearly change in cumulative total returns over a five-year period from July 28, 1989 to June 30, 1994. The graph compares the value of $100 invested on July 28, 1989 in the Company's Common Stock, the Standard & Poor's 500 Composite Price Index ("S&P 500 Index") and a Peer Group Index. The Y axis on the graph represents $20 increments, within the range of $0 to $180, and the X axis represents the five-year period from July 28, 1989 to June 30, 1994. The chart below reflects the data points used for the graph.


Value at   Smith Corona        Peer Group       S&P 500
June 30,   Common Stock        Index             Index
1989       $100.00             $100.00          $100.00
1990         31.29               78.41           116.49
1991         40.69               68.34           125.10
1992         41.12               74.84           141.88
1993         28.12               58.18           161.22
1994         26.38               62.46           162.84



                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

           The following table sets forth, as of June 30, 1994, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (b) each director and nominee for director of the Company, (c) the Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table, and
(d) all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

                                                  Percent of
                                                      Common
                                  Number of            Stock
Name of Beneficial Owner             Shares      Outstanding
Hanson PLC(1)                 14,480,000               47.9%
G. Lee Thompson                  200,096                   *
David H. Clarke                    1,000                   *
John G. Raos                       6,077(2)                *
William D. Henderson               3,008(2)                *
Thomas C. DeFazio                  7,590                   *
George H. Hempstead, III             950                   *
Craig C. Sergeant                      0                   *
Robert Van Buren                   2,500                   *
Richard R. West                    1,000                   *
Robert J. Kammerer                   500                   *
Manfred J. Eckhardt                2,697                   *
John R. Noblitt                    4,202                   *
All directors and
executive officers
as a group (20 persons)          400,256(3)             1.3%

*  Less than one percent of the outstanding shares of Common Stock.

(1)Record ownership of the shares indicated is in the name of Hanson Natural Resources Company. The business address of Hanson PLC is 1 Grosvenor Place, London SWlX 7JH, England. The business address of Hanson Natural Resources Company is c/o Hanson Industries, 99 Wood Avenue South, Iselin, New Jersey 08830.

(2)Includes shares reported by Messrs. Raos and Henderson as held directly by, or in the name of, spouses or children as to which beneficial ownership may have been disclaimed.

(3)Of this total, beneficial ownership of 1,677 shares may have been disclaimed. See note (2) above.

                                  PROPOSAL 2.

                          APPROVAL OF AMENDMENT TO THE
                SMITH CORONA CORPORATION 1990 STOCK OPTION PLAN

   The Board of Directors has adopted, effective June 1, 1994 and subject to stockholder approval, an amendment to the Stock Option Plan. Approval of the amendment by the stockholders at the Meeting will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote.

Description of the Proposed Amendment

   The proposed amendment would amend Sections 2.4, 2.7(i), 2.12 and 8.7(d) of the Stock Option Plan to provide that, upon the sale of a subsidiary of the Company, option holders of the Company s stock options who are employees of such subsidiary shall be treated as if they incurred a
 Special Employment Termination  as defined under the Stock Option Plan.

Description of the Stock Option Plan

   The following summary is qualified in its entirety by reference to the Stock Option Plan, as amended, a copy of which is attached hereto as Exhibit A.

Purpose and Principal Features of the Stock Option Plan

   Effective December 1, 1989, the Board of Directors, with stockholder approval, adopted the Stock Option Plan. The purpose of the Stock Option Plan is to assist the Company in retaining valued employees by offering them a stake in the Company s success and to promote decision-making at the executive level that leads to the enhancement of stockholder value.

   Upon the adoption of the Stock Option Plan, the Board of Directors reserved an aggregate of 900,000 shares of Common Stock for issuance upon the exercise of options granted under the Stock Option Plan. On each of November 19, 1991 and November 16, 1993, the stockholders approved amendments to the Stock Option Plan to permit an additional 1,500,000 shares to be reserved by the Board for issuance pursuant to the Stock Option Plan upon exercise of options granted, bringing to 3,900,000 the total number of shares reserved for such purpose. Shares so delivered under the Stock Option Plan may be either treasury stock or originally issued shares. If any option granted under the Stock Option Plan covering such shares either terminates or expires without having been exercised in full, other options under the Stock Option Plan may be granted covering the shares as to which the unexercised option relates.

   The Stock Option Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed of no fewer than three (3) directors of the Company, each of whom at the time of appointment is not, and within a one-year period prior thereto shall not have been, eligible to receive options under the Stock Option Plan or eligible to be selected as a participant under any discretionary plan of the Company or any of its affiliates entitling such director to acquire stock of the Company or stock options or stock appreciation rights covering or relating to stock of the Company.

   Employees eligible for options to be granted under the Stock Option Plan are limited to officers and other key employees of the Company (including persons who are also directors) and other employees of corresponding level employed by subsidiaries of the Company, including but not limited to, OSI (prior to the sale of OSI by the Company on July 5, 1994) and Histacount. An eligible employee may receive one or more option grants under the Stock Option Plan. As of June 30, 1994, approximately 72 employees or retirees of the Company and its subsidiaries participated in the Stock Option Plan.

    It is not possible at the present time to determine which officers or key employees may be granted options in the future under the Stock Option Plan although it is anticipated that the number of participating employees will continue to be approximately 72. The number of shares of Common Stock covered by options, the date of grant and the identity of eligible employees to receive such grants under the Stock Option Plan shall be determined by the Committee. It is expected that such determinations will be made primarily on the basis of the individual s present and potential contribution to the management of the Company s business.

   The type of options which may be granted under the Stock Option Plan are non-statutory stock options ("nonqualified options"). All such options shall be evidenced by stock option agreements between the Company and the option recipient embodying all the terms and conditions of the option grant, all as the Committee may determine; provided, however, that (A) all options must be granted within 10 years from the earlier of (i) the Stock Option Plan effective date, or (ii) approval of the Stock Option Plan by the stockholders of the Company, (B) the option exercise price per share of Common Stock shall be no less than the fair market value of such share as determined by the average of the high and low sale prices of such shares on the New York Stock Exchange (as reported on the composite transaction table) on the date of grant, (C) no option shall be transferable or assignable otherwise than by will or the laws of descent and distribution and, during the lifetime of the recipient, such option shall be exercisable only by such recipient, (D) upon the death of the recipient of an option grant, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any such option only in accordance with the provisions of Section 8.7(a) of the Stock Option Plan,
(E) no option shall be exercisable after the Expiration Date as set forth in Section 2.6 of the Stock Option Plan, (F) an option shall not be exercisable, in whole or in part, until the recipient shall have completed 3 years of service (including any approved leave of absence) with the Company or its subsidiary, as the case may be, after the date of grant except where the recipient terminates service because of death, disability (as defined in the Stock Option Plan), retirement (as defined in the Stock Option Plan) or Special Employment Termination (as defined in the Stock Option Plan), (G) only whole shares of Common Stock shall be issuable upon exercise of an option, with fractional shares, if any, being paid in cash,
(H) upon exercise of an option, full payment for the shares covered by such option exercise shall be made either (i) in cash, (ii) in shares of Common Stock already owned by the holder having a total fair market value at exercise (as determined under the Stock Option Plan) equal to the total option price, or (iii) a combination of cash and such shares having a fair market value equal to the total option price, and (I) the date of exercise of all options shall be the date on which written notice of exercise addressed to the Company at its main office is either hand delivered, telecopied or mailed first class postage prepaid; provided, however, that the Company shall not be obligated to deliver any shares of Common Stock covered by an option exercise (or check for any fractional shares) until full payment of the total option price shall have been made and there shall have been compliance with such laws or regulations as the Company may deem applicable, including without limitation, tax withholding laws.

   The exercise price under each option granted under the Stock Option Plan will remain constant during the term of the option grant (subject to adjustment in certain events set forth in Section 10.1 of the Stock Option
Plan) regardless of changes in market value of Common Stock. The closing price of the Common Stock on September 12, 1994, as reported in the composite transaction table covering transactions of New York Stock Exchange-listed securities, was $4.875 per share.

Miscellaneous

   The Stock Option Plan may be amended or terminated by the Board of Directors, but any amendment requiring approval of stockholders under Rule 16b-3 of the Securities and Exchange Commission shall be approved by stockholders in accordance with applicable state law, and any amendment adversely affecting any outstanding option granted under the Stock Option Plan shall be consented to in writing by the holder thereof.

   This is the first and only plan adopted by the Company which permits the grant to employees of stock options covering Common Stock. The Company does not maintain any other plan permitting the grant to any employee either of stock appreciation rights relating to Common Stock or stock awards covering such Common Stock.

   The Stock Option Plan will terminate on November 30, 1999, unless sooner terminated by action of the Board of Directors.

Taxes

   For federal income tax purposes, the grant of a stock option at or above fair market value on the date of grant does not create income for the recipient or a deduction for the Company. If the holder of an option granted under the Stock Option Plan upon exercise of such option is not subject to the trading restrictions ("Trading Restrictions") imposed under
Section 16(b) of the Securities Exchange Act of 1934, as amended, the excess of the fair market value of the stock acquired over the option price is (a) taxable to the employee as personal service income and (b) deductible by the Company. The tax basis of the stock acquired by such individual is its fair market value at the date of exercise. Under current law and as the Stock Option Plan is currently structured, at the time of exercise of an option the holder will not be subject to the Trading Restrictions.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE THE AMENDMENT TO THE STOCK OPTION PLAN.


                                  PROPOSAL 3.

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as independent certified public accountants of the Company for the fiscal year ending June 30, 1995. Deloitte & Touche LLP, or its predecessor, has served as independent certified public accountants for the Company and its predecessor, SCM, since 1958. Services performed by Deloitte & Touche LLP for the Company during the past fiscal year have included the examination of the financial statements of the Company for inclusion in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission and consultations on matters related to accounting, taxes and financial reporting.

    A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions raised at the Meeting.


         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.


         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
                              OF 1934, AS AMENDED


   On December 1, 1992, Alfred N. Scallon, Vice President, International Operations, sold shares of Common Stock. Mr. Scallon is subject to the requirements of Section 16(a) and therefore was required to report the sale of these securities to the Commission by January 10, 1993. However Mr. Scallon did not report the sale until September 1, 1994. Mr. Scallon's report is considered to be a late filing under Section 16(a).

   Based solely on its review of the copies furnished to the Company of the reports required to be filed with the Commission by Section 16(a), or written representations that no reports were required, the Company believes, other than as set forth in the preceding paragraph, that all of its executive officers and directors complied with the Section 16(a) requirements in Fiscal 1994.


                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    Stockholders may submit proposals on matters appropriate for stockholder action at the Company s annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 1995 Annual Meeting must be received by the Company at its principal executive offices, not later than June 3, 1995. Proposals should be directed to the attention of the Secretary, Smith Corona Corporation, 65 Locust Avenue, New Canaan, Connecticut 06840.

                                       By Order of the Board of Directors.


                                       /s/ G. William Sisley

                                       G. WILLIAM SISLEY
                                       Secretary


October 10, 1994
New Canaan, Connecticut

                                                                   EXHIBIT A



                           SMITH CORONA CORPORATION
                            1990 STOCK OPTION PLAN


                           ADOPTED EFFECTIVE AS OF

                               DECEMBER 1, 1989

                     AMENDED THROUGH NOVEMBER 15, 1994



                            SMITH CORONA CORPORATION
                             1990 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                       Page
 ARTICLE I PURPOSE OF PLAN. .  . . .  . . . . . . . . . . . . . . . . .  1
    1.1   Establishment of Plan. . . .. . . . . . . . . . . . . . . . .  1
    1.2   Plan Purpose . . . . . . . .. . . . . . . . . . . . . . . . .  1

ARTICLE II DEFINITIONS . . . . . .  . . . . . . . . . . . . . . . . . .  1
    2.1   "Board"  . . . . . . . .  . . . . . . . . . . . . . . . . . .  1
    2.2   "Change of Control". . .  . . . . . . . . . . . . . . . . . .  1
    2.3   "Committee". . . . . . .  . . . . . . . . . . . . . . . . . .  1
    2.4   "Company". . . . . . . .  . . . . . . . . . . . . . . . . . .  1
    2.5   "Date of Grant". . . . .  . . . . . . . . . . . . . . . . . .  1
    2.6   "Disability" . . . . . .  . . . . . . . . . . . . . . . . . .  1
    2.7   "Expiration Date". . . .  . . . . . . . . . . . . . . . . . .  1
    2.8   "Option" . . . . . . . .  . . . . . . . . . . . . . . . . . .  2
    2.9   "Optionee" . . . . . . .  . . . . . . . . . . . . . . . . . .  2
    2.10  "Retirement" . . . . . .  . . . . . . . . . . . . . . . . . .  2
    2.11  "Share" or "Shares". . .  . . . . . . . . . . . . . . . . . .  2
    2.12  "Special Employment Termination" .. . . . . . . . . . . . . .  2
    2.13  "Terminated" or "Termination for Cause". .. . . . . . . . . .  2

ARTICLE III RIGHTS TO BE GRANTED . . . . . . . . . . . .. . . . . . . .  3
    3.1   Non qualified Options. . . . . . . . . . . . .. . . . . . . .  3

ARTICLE IV STOCK SUBJECT TO PLAN . . . . .. . . . . . . . . . . . . . .  3
    4.1   Shares Available . . . . . . . .. . . . . . . . . . . . . . .  3
    4.2   Stock Subject to Expired Options. . . . . . . . . . . . . . .  3

ARTICLE V ADMINISTRATION OF PLAN . . . . . . . . . . . . .. . . . . . .  3
    5.1   Administration . . . . . . . . . . . . . . . . .. . . . . . .  3

ARTICLE VI GRANT OF RIGHTS . . . . . . . . . . . . . . . .. . . . . . .  3
    6.1   Option Grants. . . . . . . . . . . . . . . . . .. . . . . . .  3

ARTICLE VII ELIGIBILITY. . . . . . . . . . . . . . . . . .. . . . . . .  3
    7.1   Eligibility. . . . . . . . . . . . . . . . . . .. . . . . . .  3

ARTICLE VIII OPTION AGREEMENTS AND TERMS . . .  . . . . . . . . . . . .  4
    8.1   Time of Grant. . . . . . . . . . . .  . . . . . . . . . . . .  4
    8.2   Option Price . . . . . . . . . . . .  . . . . . . . . . . . .  4
    8.3   Restrictions on Transferability. . .  . . . . . . . . . . . .  4
    8.4   Payment Upon Exercise of Options . .  . . . . . . . . . . . .  4
    8.5   Issuance of Certificate Upon Exercise of Options . . . .. . .  4
    8.6   Fractional Shares. . . . . . . . . . . . . . . . . . . .. . .  4
    8.7   Vesting of Options . . . . . . . . . . . . . . . . . . .. . .  5
    8.8   Expiration of Options. . . . . . . . . . . . . . . . . .. . .  5
    8.9   Date of Exercise . . . . . . . . . . . . . . . . . . . .. . .  5
    8.10  Multiple Grants of Options . . . . . . . . . . . . . . .. . .  5

ARTICLE IX RIGHTS AS SHAREHOLDERS. . .  . . . . . . . . . . . . . . . .  5
    9.1   Shareholder Rights . . . . .  . . . . . . . . . . . . . . . .  5

ARTICLE X CHANGES IN CAPITALIZATION, MERGERS, DISPOSITIONS AND
          CERTAIN OTHER TRANSACTIONS . . . . . . . . .. . . . . . . . .  6
    10.1  Changes in Capitalization. . . . . . . . . .. . . . . . . . .  6
    10.2  Other Transactions . . . . . . . . . . . . .. . . . . . . . .  6

ARTICLE XI PLAN NOT TO AFFECT EMPLOYMENT . . . . . . . . .. . . . . . .  6
    11.1  Employment . . . . . . . . . . . . . . . . . . .. . . . . . .  6

ARTICLE XII INTERPRETATION . . . . . . .. . . . . . . . . . . . . . . .  6
    12.1  In General . . . . . . . . . .. . . . . . . . . . . . . . . .  6
    12.2  Securities Laws. . . . . . . .. . . . . . . . . . . . . . . .  6

ARTICLE XIII AMENDMENTS. . . . . . . . . . .  . . . . . . . . . . . . .  7
    13.1  Amendments . . . . . . . . . . . .  . . . . . . . . . . . . .  7

ARTICLE XIV EFFECTIVE DATE AND TERM OF PLAN. . . . . .  . . . . . . . .  7
    14.1  Effective Date and Term. . . . . . . . . . .  . . . . . . . .  7

ARTICLE XV GENERAL . . . . . . . . . . . .. . . . . . . . . . . . . . .  7
    15.1  Applicable Law . . . . . . . . .. . . . . . . . . . . . . . .  7



                            SMITH CORONA CORPORATION
                             1990 STOCK OPTION PLAN

                                   ARTICLE I
                                PURPOSE OF PLAN


    1.1 Establishment of Plan. The Company (as herein defined) hereby establishes a stock option plan, as set forth herein, which shall be known as the Smith Corona Corporation 1990 Stock Option Plan (hereinafter the "Plan").

    1.2 Plan Purpose. The purpose of the Plan is to assist the Company in retaining valued employees by offering them a stake in the Company s success and to promote decision-making at the executive level that leads to the enhancement of shareholders value.

                                   ARTICLE II
                                  DEFINITIONS

    Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Any masculine terminology shall be deemed to refer either to a male or a female, and the definition of any terms in the singular shall also include the plural, whichever is appropriate in the context.

    2.1  "Board" means the Board of Directors of the Company.

    2.2 "Change of Control" means (1) a reorganization, consolidation or merger of the Company with or into another entity, (2) a sale, transfer or lease of substantially all of the Company s property or (3) the acquisition by an entity or group not affiliated with Hanson PLC or the Company, of 20% or more of the outstanding Shares unless Hanson PLC also owns 20% or more of the outstanding Shares on and after such acquisition.

    2.3  "Committee" means the committee described in Article V.

    2.4 "Company" means Smith Corona Corporation and, where the context requires, a subsidiary of Smith Corona Corporation.

    2.5  "Date of Grant" means the date on which an Option is granted.

    2.6 "Disability" means disability as defined in the Company s Long-Term Disability Plan.

    2.7  "Expiration Date" means the earliest of the following:

           (i) if Optionee shall cease to be employed by the Company for any reason other than death, Disability, Retirement or Termination for Cause, thirty (30) days after the date of termination of employment; or

          (ii) if Optionee shall cease to be employed by the Company because of Disability, death or as a result of a Special Employment Termination, the date twelve(12) months after the date Optionee terminates employment because of Disability, death or a Special Employment Termination; or

         (iii) if Optionee shall cease to be employed by the Company because of Retirement, the later of twelve (12) months from the date of Retirement, or three (3) years and six (6) months from the Date of Grant; or

          (iv) if the Optionee is Terminated for Cause, the date of termination of employment; or

          (v)  the day before the tenth anniversary of the Date of Grant.

    2.8 "Option" means any stock option granted under the Plan and described in Article III.

    2.9 "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

    2.10 "Retirement" means retirement on or after the earliest date permitted under the terms of the Company s pension plans as amended from time to time.

    2.11 "Share" or "Shares" means a share or shares of Common Stock, $.01 par value, of the Company.

    2.12 "Special Employment Termination" means either (A) termination of employment within eighteen (18) months after a Change of Control either (i) by action of the Company other than a Termination for Cause or (ii) voluntarily by the Optionee on account of (a) reduction in the Optionee s base salary in effect immediately prior to the Change of Control, (b) discontinuance of any bonus or other compensation plan (including, without limitation, the Company s Supplemental Executive Retirement Plan), any stock-related plan (including, without limitation, the Plan), life insurance plan, health plan, disability plan, vacation plan, severance plan or similar benefit plan (as the same existed immediately prior to the Change of Control) in which the Optionee participated or was eligible to participate immediately prior to the Change of Control unless the Optionee is simultaneously accorded an equivalent benefit or opportunity or any amendment to any such plan which adversely affects the Optionee s participation in, eligibility for, or materially reduces benefits under, any such plan, unless the Optionee is simultaneously accorded an equivalent benefit or opportunity, (c) the Optionee s demotion or a material reduction in the Optionee s duties or responsibilities from those which existed immediately prior to the Change of Control other than as a natural consequence, after the Change of Control, of the Company no longer being subject to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the Company being a subsidiary or division of the acquiror or (d) the assignment of new duties requiring a relocation of the Optionee s domicile; or (B) with respect to any Optionee employed by a subsidiary of the Company, a sale or other disposition of such subsidiary to an entity or group not affiliated with Hanson PLC or the Company irrespective of whether the Optionee continues in the employment of the acquiror.

    2.13 "Terminated" or "Termination for Cause" means a termination on account of (i) a material breach by Optionee of his or her obligations to the Company, (ii) employment by another firm while in the Company s employ,
(iii) theft, embezzlement, bribery or act of comparable dishonesty or disloyalty or breach of trust against the Company, (iv) the conviction of the Optionee for a felony (or a plea of nolo contendere thereto), or (v) the willful engaging by the Optionee in conduct materially injurious to the Company.


                                  ARTICLE III
                              RIGHTS TO BE GRANTED

    3.1 Non-qualified Options. Rights that may be granted under the Plan are non-qualified stock options, which give the Optionee the right to purchase a specified number of Shares for a price established by the Committee for a specified period of time all as set forth in the Option Agreement.


                                   ARTICLE IV
                             STOCK SUBJECT TO PLAN

    4.1 Shares Available. A total of 3,900,000 Shares in the aggregate will be reserved for and may be issued pursuant to the Plan upon exercise of Options. The Shares so delivered may, at the option of the Company, be either treasury Shares or Shares originally issued for such purposes.

    4.2 Stock Subject to Expired Options. If an Option covering Shares terminates or expires without having been exercised in whole or in part, other Options may be granted covering the Shares as to which the unexercised Option relates.


                                   ARTICLE V
                             ADMINISTRATION OF PLAN

    5.1 Administration. The Plan shall be administered by the Compensation and Benefits Committee of the Board ("Committee"), which shall be composed of not less than three (3) directors of the Company appointed by the Board, none of whom shall be eligible (or shall have been eligible within one (1) year prior to the date of his appointment) to be granted Options under the Plan or to be selected as a participant under any other discretionary plan of the Company or any of its affiliates entitling him or her to acquire stock, stock options or stock appreciation rights of the Company.

                                   ARTICLE VI
                                GRANT OF RIGHTS

    6.1 Option Grants. The Committee may grant Options to eligible employees of the Company in such number and with such frequency as the Committee determines in its sole discretion.


                                  ARTICLE VII
                                  ELIGIBILITY

    7.1 Eligibility. Eligible employees to whom Options may be granted shall be officers and other key employees of the Company, including persons who are also officers and other key employees of a subsidiary of the Company.


                                  ARTICLE VIII
                          OPTION AGREEMENTS AND TERMS

    All Options shall be evidenced by Option Agreements that shall be executed on behalf of the Company and by the Optionee to whom such Options are granted. The terms of each Option Agreement shall be determined from time to time by the Committee, consistent, however, with the following:

    8.1 Time of Grant. All Options shall be granted within ten (10) years from the earlier of (a) the effective date of adoption of the Plan by the Board or (b) approval of the Plan by the shareholders of the Company.

    8.2 Option Price. The option price per Share shall be determined by the Committee but shall be equal to or greater than the fair market value of a Share. For the purposes of this Plan, the fair market value on any date shall be the average of the high and low sale prices of a Share as quoted on the New York Stock Exchange.

    8.3 Restrictions on Transferability. No Option shall be transferable or assignable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Optionee, an Option shall be exercisable only by such Optionee. Upon the death of an Optionee, the person to whom the rights shall have passed by will or by the laws of descent and distribution may exercise any Options only in accordance with the provisions of Section 8.7(a).

    8.4 Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made in cash or in Shares already owned by the Optionee having a total fair market value upon such exercise, as determined by the Committee, equal to the option price or a combination of cash and Shares having a total fair market value, as so determined, equal to the option price.

    8.5 Issuance of Certificate Upon Exercise of Options. Upon payment of the option price and satisfaction of the requirements of the Option Agreement, a certificate for the number of whole Shares and a check for the fair market value on the date of exercise of any fractional Share to which the Optionee is entitled shall be delivered to such Optionee by the Company; provided, however, that the Optionee has remitted to the Company an amount determined by the Company, necessary to satisfy applicable federal, state or local tax withholding requirements. The Company shall not be obligated to deliver any certificates for Shares until there has been such compliance with such laws or regulations as the Company may deem applicable including tax withholding requirements under federal, state, or local laws. The Company shall use its best efforts to effect such compliance.

    8.6 Fractional Shares. Only whole Shares shall be issuable upon exercise of Options. Any right to a fractional Share shall be satisfied in cash.

    8.7 Vesting of Options. An Option shall not be exercisable, in whole or in part, until the completion of three (3) years of service with the Company (including any approved leave of absence) following the Date of Grant, except, however,

              (a) In the event an Optionee ceases to be employed by the Company by reason of his death, any Option held by such Optionee shall be exercisable for a period of up to twelve (12) months from the date of death by the person to whom the rights of the Optionee shall have passed by will or by the laws of descent and distribution.

              (b) In the event an Optionee ceases to be employed by the Company by reason of his Disability, an Option held by such Optionee shall be exercisable for a period of up to twelve (12) months from the date of such termination.

              (c) In the event an Optionee ceases to be employed by the Company by reason of his Retirement, an Option held by such Optionee shall be exercisable for a period not to exceed the later of,

                   (1)  twelve (12) months from the date of retirement, or

                   (2) three (3) years and six (6) months from the Date of Grant.

              (d) In the event an Optionee incurs a Special Employment Termination, any Option held by such Optionee shall be exercisable for a period of up to twelve (12) months from the effective date of such Special Employment Termination.

    8.8 Expiration of Options. No Option granted hereunder shall be exercisable after the Expiration Date.

    8.9 Date of Exercise. The date of exercise of an Option shall be the date on which written notice of exercise, addressed to the Company at its main office, is hand delivered, telecopied, or mailed first class postage prepaid; provided, however, that the Company shall not be obligated to deliver any certificates for Shares pursuant to the exercise of an Option until the Optionee shall have made payment in full of the option price for such Shares in accordance with Section 8.5 and applicable income withholding taxes.

    8.10 Multiple Grants of Options. The grant, exercise, termination or expiration of any Option shall have no effect upon any other Option held by the same Optionee.


                                   ARTICLE IX
                             RIGHTS AS SHAREHOLDERS

    9.1 Shareholder Rights. An Optionee shall not have any right as a shareholder with respect to any Shares subject to his Options until the date of the issuance to him of a stock certificate for such Shares.


                                   ARTICLE X
                      CHANGES IN CAPITALIZATION, MERGERS,
                  DISPOSITIONS AND CERTAIN OTHER TRANSACTIONS

    10.1 Changes in Capitalization. In the event of a stock dividend, stock split, recapitalization, subdivision, issuance of rights, or other similar corporate change, the Board or Committee shall make full anti-dilution adjustments in the aggregate number of Shares that may be covered by Options issued pursuant to the Plan and the number of Shares subject to, and the option price of, each then outstanding Option.

    10.2 Other Transactions. If during the term of any Option, the Company shall be merged into or consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganization or a liquidation or partial liquidation of the Company, the Company may take such action as the Board shall determine to be reasonable under the circumstances in order to permit Optionees to realize the value of rights granted to them under the Plan.


                                   ARTICLE XI
                         PLAN NOT TO AFFECT EMPLOYMENT

    11.1 Employment. Neither the Plan nor any Option shall confer upon any employee of the Company any right to continue in the employment of the Company.

                                  ARTICLE XII
                                 INTERPRETATION

    12.1 In General. The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. All interpretations and determinations of the Committee shall be final, conclusive and binding on all interested parties. Options granted under the Plan shall be non-qualified options, which shall constitute property subject to federal income tax pursuant to the provisions of Section 83 of the Internal Revenue Code of 1986, as amended, and the Plan shall qualify for the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

    12.2 Securities Laws. The Committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then existing requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, and any applicable state securities laws.


                                  ARTICLE XIII
                                   AMENDMENTS

    13.1 Amendments. The Plan may be amended by the Board, but any amendment that requires the approval of the shareholders of the Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, shall require the approval of the holders of such portion of the shares of the capital stock of the Company present and entitled to vote on such amendment as is required by applicable state law and the terms of the Company s By-laws, as then in effect, to make the amendment effective. No outstanding Option shall be adversely affected by any amendment without the written consent of the Optionee or other person then entitled to exercise such Option.


                                  ARTICLE XIV
                        EFFECTIVE DATE AND TERM OF PLAN

    14.1 Effective Date and Term. The Plan shall become effective on the date determined when the Plan is adopted by the Board, and shall expire no later than ten (10) years from such date, unless sooner terminated by the Board. The Board shall submit the Plan to the shareholders of the Company for their approval following the adoption of the Plan by the Board. Any Option granted before the approval of the Plan by the Company s shareholders shall be expressly conditioned upon, and shall not be exercisable until, such approval. If such shareholder approval is not received before one (1) year from the effective date of adoption, the Board shall have the right to terminate the Plan, in which case all Options granted under the Plan shall expire.



                                   ARTICLE XV
                                    GENERAL

    15.1 Applicable Law. The issuance of Shares on the exercise of an Option shall be subject to all of the applicable requirements of the Delaware General Corporation Law and other applicable laws, including federal or state securities laws, and all Shares issued under the Plan shall be subject to the terms and restrictions contained in the By-laws of the Company, as amended from time to time. The interpretation or construction of the Plan shall be governed by the laws of the State of New York, without bringing into effect the principles of conflicts of law.






                                   APPENDIX



1.) Omitted Graphic Material:

    Performance Graph in the Company Performance Section of the Proxy
Statement.